Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Highlights” in the Prospectus and “Portfolio Holdings Disclosure Policy — Fund Service Providers,” “Independent Registered Public Accounting Firm,” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated July 25, 2019, on the May 31, 2019 financial statements and financial highlights of The Arbitrage Funds filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 45 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-30470).

/s/ Ernst & Young LLP

Minneapolis, Minnesota
September 27, 2019